 Exhibit 99.1

8400 E. Crescent Parkway, Suite 600 Greenwood Village, Colorado 80111 (720) 726-9662 www.gatossilver.com

GATOS SILVER ANNOUNCES RESTART OF MINING OPERATIONS, FIRST QUARTER 2022 PERFORMANCE AND APPOINTMENT OF VICE PRESIDENT, FINANCE

Denver, CO — May 9, 2022 — Gatos Silver, Inc. (NYSE/TSX: GATO) (“Gatos Silver” or the “Company”) today reported the restart of normal mining operations and first quarter 2022 (“Q1 2022”) unaudited operating and financial results.

Highlights

•	Normal mining operations resumed on May 9, 2022 following the reinstatement of the explosive and blasting permit for the Cerro Los Gatos (“CLG”) mine.

•	No change to annual production guidance, with unit costs trending below the bottom end of the range.

•	A record 2.4 million ounces of silver contained in concentrate were produced in Q1 2022.

•	The Los Gatos Joint Venture (“LGJV”) paid its first dividend of $20 million to its partners in April 2022. After withholding taxes and payment of the initial $10.3 million priority dividend to our LGJV partner, the Company received $6 million.

•	LGJV sales increased by 85% in Q1 2022 compared to the same period in 2021 and the LGJV had $28 million in cash as of April 30, 2022.

•	Nicolas Vachon was appointed to the position of Vice President, Finance, effective May 1, 2022.

Restart of Mine Operations

On May 9, 2022, CLG restarted normal mining activities, following the lifting of the temporary blasting suspension announced on April 27, 2022. Despite the temporary mining suspension, the Company expects the metal production to stay close to plan with continued high-grade ores expected in Q2 2022 which will help offset the lower amounts of material processed in the current quarter compared to Q1 2022.

Operating and Financial Highlights

LGJV

	Three Months Ended
Financial (unaudited)	March 31,
Amounts in millions	2022	2021
Sales	$85.6	$46.3
Cost of sales	24.4	19.8
Royalties	1.5	0.9
G&A expenses	3.3	3.2
Other (income) expense	($1.0)	$3.9

LGJV sales for the quarter ended March 31, 2022, increased 85% compared to the same period in 2021 primarily as a result of higher metals prices, higher production rates and higher ore grades.

Cost of sales increased to $24.4 million for the quarter ended March 31, 2022, compared to $19.8 million for the same period in 2021, primarily due to higher 2022 production. Based on the strong production results and continued cost reduction efforts, unit cost performance in Q1 2022 was below our annual guidance range.

Other income was $1.0 million for the quarter ended March 31, 2022, compared to other expense of $3.9 million for the same period in 2021. The change was primarily due to lower interest expense and a lower foreign exchange loss due to the strengthening of the Mexican Peso.

CLG comparative production highlights are summarized below:

CLG Production (100% Basis)	Q1 2022	Q1 2021	2021 FY
Tonnes milled (dmt)	234,985	203,479	909,586
Tonnes milled per day (dmt)	2,611	2,261	2,492
Feed Grades
Silver (g/t)	353	261	295
Gold (g/t)	0.30	0.32	0.32
Lead (%)	2.22	2.01	2.27
Zinc (%)	4.13	3.26	3.94
Contained Metal
Silver ounces (millions)	2.39	1.51	7.61
Gold ounces - in lead conc. (thousands)	1.30	1.15	5.22
Lead pounds - in lead conc. (millions)	10.3	7.6	39.8
Zinc pounds - in zinc conc. (millions)	13.8	8.7	49.6
Recoveries*
Silver – in both lead and zinc concentrates	89.7%	85.5%	88.3%
Gold - in lead concentrate	57.1%	56.5%	56.3%
Lead - in lead concentrate	89.2%	84.5%	87.6%
Zinc - in zinc concentrate	64.3%	59.4%	62.9%

*Recoveries are reported for payable metals in the identified concentrate

CLG achieved record silver production during Q1 2022, a 58% increase compared to the first quarter of 2021, primarily due to significantly higher silver grades, higher plant throughput and improved recoveries.

Gatos Silver

	Three Months Ended
Financial (unaudited)	March 31,
Amounts in millions	2022	2021
Exploration expenses	$0.3	$0.2
G&A expenses	5.5	3.6
Operating expense	$5.8	$3.8

G&A expenses for the quarter ended March 31, 2022 increased $1.9 million to $5.5 million compared to the same period in 2021 primarily due to higher legal, consulting and stock-based compensation expenses.

Corporate Update

The Company continues to work on advancing a new life-of-mine plan and updating its mineral resources and mineral reserves, with a corresponding technical report expected to be produced during the second half of 2022. Gatos Silver is also continuing to evaluate the potential financial statement impact of the revision to its mineral resources and reserves and is progressing an assessment of internal controls over financial reporting for 2020 and 2021.

The Company strengthened its management team with the appointment of Nicolas Vachon to the position of Vice President, Finance, effective May 1, 2022. Mr. Vachon is a seasoned financial executive with a broad background in the mining industry, most recently with Teck Resources Ltd. where he served in senior financial, treasury and corporate development roles for over 15 years. Prior to that, he held financial management and engineering positions with Placer Dome Inc. and Golder Associates. A Professional Engineer of the Province of British Columbia, Mr. Vachon holds Bachelor of Applied Science and Master of Engineering degrees and an MBA from the University of British Columbia.

“With the resumption of operations and strengthening of the management team, coupled with its strong balance sheet and cash flow generating capabilities, the Company is rapidly securing its spot as a major modern silver producer with valuable zinc and lead by-products,” said Dale Andres, CEO of Gatos Silver. “We are looking forward to delivering on our commitment to provide a comprehensive update to mineral resources and mineral reserves as well as a new life-of-mine plan later this year and use this important milestone as a springboard for the future advancement of Gatos Silver up the value chain.”

About Gatos Silver

Gatos Silver is a silver dominant exploration, development and production company that discovered a new silver and zinc-rich mineral district in southern Chihuahua State, Mexico. As a 70% owner of the LGJV, the Company is primarily focused on operating the mine and mineral processing plant at the LGJV’s CLG deposit. More than 85% of the approximately 103,087-hectare mineral rights package has yet to be drilled, representing a highly prospective and under-explored district with numerous silver-zinc-lead epithermal mineralized zones identified as priority targets.

Forward-Looking Statements

This press release contains statements that constitute “forward looking information” and “forward-looking statements” within the meaning of U.S. and Canadian securities laws including completion of an updated life-of-mine and updated resource and reserve estimates, and expectations regarding ore grades. Forward-looking statements are based on management’s beliefs and assumptions and on information currently available to management. Such statements are subject to risks and uncertainties, and actual results may differ materially from those expressed or implied in the forward-looking statements. Such risks and uncertainties include the risks and uncertainties described in our filings with the U.S. Securities and Exchange Commission and Canadian securities commissions. Gatos Silver expressly disclaims any obligation or undertaking to update the forward-looking statements contained in this press release to reflect any change in its expectations or any change in events, conditions, or circumstances on which such statements are based unless required to do so by applicable law. No assurance can be given that such future results will be achieved. Forward-looking statements speak only as of the date of this press release.

Investors and Media Contact

Adam Dubas
Chief Administrative Officer
investors@gatossilver.com
(720) 726-9662